Exhibit 10.1

Name and Title	Restricted Stock Units
Paul L. Berns President and Chief Executive Officer	265,734
Marc H. Graboyes Senior Vice President, General Counsel and Secretary	134,228
Bruce K. Bennett, Jr. Vice President, Pharmaceutical Operations	78,300
David C. Clark Vice President, Finance, Treasurer and Assistant Secretary	50,336